Exhibit 5.1

2100 L STREET, NW SUITE 900 WASHINGTON DC 20037 TELEPHONE: 202.887.1500 FACSIMILE: 202.887.0763 WWW.MOFO.COM
morrison & foerster llp
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new york, palo alto, san diego,
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September 29, 2026

Board of Directors
Dynex Capital, Inc.
140 Eastshore Drive, Suite 100
Glen Allen, Virginia 23059

Re: Offering of Series D Fixed-Rate Cumulative Redeemable Preferred Stock under Registration Statement on Form S-3 (File No. 333-289004)

Ladies and Gentlemen:

We have acted as counsel to Dynex Capital, Inc., a Virginia corporation (the “Company”), in connection with the offer and sale by the Company of up to 5,520,000 shares, including up to 720,000 shares subject to the underwriters’ option to purchase additional shares (the “Shares”), of the Company’s 9.375% Series D Fixed-Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share and liquidation preference $25.00 per share (the “Series D Preferred Stock”) pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-289004), which became automatically effective upon filing with the U.S. Securities and Exchange Commission (the “Commission”) on July 28, 2025 (the “Registration Statement”), the related base prospectus dated July 28, 2025 included therein (the “Base Prospectus”) and the prospectus supplement dated September 22, 2026 (together with the Base Prospectus, the “Prospectus”) filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”) and pursuant to the terms of the Underwriting Agreement, dated September 22, 2026, by and among the Company and Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, RBC Capital Markets, LLC, UBS Securities LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and Keefe, Bruyette & Woods, Inc., as representatives of the several underwriters named therein (the “Underwriting Agreement”).
As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, including the Base Prospectus and the Prospectus; (ii) the Company’s Restated Articles of Incorporation, as amended through the date hereof, including the Articles of Amendment establishing the terms of the Series D Preferred Stock filed with the Virginia State Corporation Commission, and the Certificate of Amendment issued by the Virginia State Corporation Commission in respect thereof (collectively, the “Charter”); (iii) the Company’s Restated Bylaws, as amended through the date hereof; (iv) certain resolutions of the Company’s Board of Directors and the Pricing Committee thereof relating to the authorization, issuance, sale and registration of the Shares and the shares of the Company’s common stock issuable upon conversion of the Shares (the “Resolutions”); and (v) the Underwriting Agreement. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed relevant and necessary for the purposes of rendering the opinions set forth herein.

Board of Directors
Dynex Capital, Inc.
September 29, 2026
Page Two

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such party. We also have assumed the integrity and completeness of the minute books of the Company presented to us for examination. With respect to certain factual matters, we have relied upon certificates or comparable documents of public officials and of officers or representatives of the Company. We have also assumed that (i) upon issuance of the Shares, the total number of shares of Series D Preferred Stock issued and outstanding, together with the total number of shares of Series D Preferred Stock reserved for issuance, will not exceed the total number of shares of Series D Preferred Stock that the Company is then authorized to issue under the Charter, (ii) upon the issuance of any shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon conversion of the Shares, which shall not exceed 22,866,600 shares of Common Stock in the aggregate (the “Conversion Shares”), the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter, and (iii) the Shares and the Conversion Shares will not be issued or transferred in violation of the restrictions on ownership and transfer contained in the Charter.
Based upon, subject to and limited by the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Shares have been duly and validly authorized and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus, the Charter, the Resolutions and the Underwriting Agreement, will be validly issued, fully paid and nonassessable, and that the Conversion Shares have been duly authorized and, when and if issued and delivered upon conversion of the Shares in accordance with the Charter, the Registration Statement and the Resolutions, will be validly issued, fully paid and nonassessable.
This opinion letter is based as to matters of law solely on the applicable provisions of the Virginia Stock Corporation Act, as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.
This opinion is furnished to you in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement and the Prospectus and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that come to our attention after the date hereof that may affect the opinion contained herein.

Board of Directors
Dynex Capital, Inc.
September 29, 2026
Page Two

We hereby consent to the filing of this opinion as Exhibit 5.1 to the above-described Current Report on Form 8-K and to the reference to our firm contained under the heading “Legal Matters” in the Base Prospectus and the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated by the Commission.
Very truly yours,
/s/ Morrison & Foerster LLP